GREAT SOUTHERN BANCORP, INC.
                           1451 E. Battlefield
                        Springfield, Missouri 65804
                             (417) 887-4400


                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      To Be Held on October 21, 1998

  You are hereby notified and cordially invited to attend the 1998 Annual Meeting of the Stockholders (the "Annual Meeting") of Great Southern Bancorp, Inc. ("Bancorp"), to be held at The Missouri Sports Hall of Fame, 5051 S. Highland Springs Blvd., Springfield, Missouri, on October 21, 1998, at 10:00 a.m., local time.

  A Proxy Statement and Proxy Card for the Annual Meeting are enclosed herewith. The Annual Meeting is for the purpose of considering and voting upon the following matters:

  1. The election of one director for a term of three years;

  2. The ratification of the selection of Baird, Kurtz and Dobson as independent auditors of Bancorp for the short fiscal year ending
December 31, 1998; and

  3. Such other matters as may properly come before the Annual Meeting or any adjournments thereof.

Pursuant to the Bylaws of Bancorp, the Board of Directors has fixed August 31, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. Only record holders of the common stock of Bancorp as of the close of business on that date will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof.

        Notice continued
The Board of Directors of Bancorp unanimously recommends that you vote FOR the election of the nominee named in the accompanying Proxy Statement and FOR the ratification of the selection of Baird, Kurtz and Dobson as independent auditors for Bancorp for the short fiscal year ending December 31, 1998. Stockholders are urged to attend the meeting in person. If you are not able to do so and wish that your shares be voted, you are requested to complete, sign, date and return the enclosed Proxy in the enclosed postage prepaid envelope. You may revoke your Proxy as provided in the accompanying Proxy Statement at any time prior to its exercise.

                                  By Order of the Board of Directors,

                                  /s/ William V. Turner

                                  William V. Turner
                                  Chairman of the Board
Springfield, Missouri
September 21, 1998


IMPORTANT: Whether or not you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy and mail it promptly in the enclosed return envelope in order to assure representation of your shares. Prompt return of the Proxy will assure a quorum and save Bancorp unnecessary expense.

                   GREAT SOUTHERN BANCORP, INC.
                       1451 E. Battlefield
                   Springfield, Missouri 65804
                        (417) 887-4400

                        PROXY STATEMENT
                             FOR
                 ANNUAL MEETING OF STOCKHOLDERS
                 TO BE HELD ON OCTOBER 21, 1998

Solicitation of Proxies

  This Proxy Statement is being furnished to stockholders of Great Southern Bancorp, Inc. ("Bancorp") in connection with the solicitation by the Board of Directors of Bancorp of proxies to vote Bancorp's Common Stock, $.01 par value (the "Common Stock"), at the Annual Meeting of Stockholders of Bancorp for the fiscal year ended June 30, 1998 ("Fiscal Year 1998") (the "Annual Meeting") to be held at The Missouri Sports Hall of Fame, 5051 S. Highland Springs Blvd., Springfield, Missouri at 10:00 a.m., local time, and at any and all adjournments or postponements thereof. The Notice of the Annual Meeting, a proxy card and Bancorp's Annual Report to Stockholders for Fiscal Year 1998 (the "Annual Report") accompany this Proxy Statement.

  Regardless of the number of shares of Common Stock owned, it is important that stockholders be represented by proxy or present in person at the Annual Meeting. Stockholders are requested to vote by completing the enclosed Proxy Card and returning it signed and dated in the enclosed postage prepaid envelope. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies received pursuant to this solicitation will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted "FOR" the adoption of the specific proposals presented in this Proxy Statement.

  A proxy may be revoked by a stockholder at any time prior to its exercise by filing written notice of revocation with the Secretary of Bancorp at the above address, or by delivering to Bancorp, at any time before the Annual Meeting, a duly executed proxy bearing a later date. Attendance at the Annual Meeting will not have the effect of revoking a properly executed proxy unless the stockholder delivers a written revocation to the Secretary of Bancorp before the proxy is voted.

  The cost of solicitation of proxies and of the Annual Meeting will be borne by Bancorp. Bancorp has also engaged Proxy Services Corporation to assist in the solicitation of proxies for the Annual Meeting. Bancorp will pay Proxy Services Corporation $1,150 for its services and will reimburse it for its out of pocket expenses. In addition to the solicitation of proxies by mail and by Proxy Services Corporation, proxies may also be solicited personally or by telephone or telegraph by directors, officers and regular employees of Bancorp, not specifically engaged or compensated for that purpose. Bancorp will also, upon request, reimburse brokerage houses and other
        1 continued and 2
custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to their principals and obtaining their proxies.

  The approximate date on which this Proxy Statement and the accompanying Proxy Card are first being sent to stockholders of Bancorp is September 21, 1998.

Voting

  The close of business on August 31, 1998 has been fixed by the Board of Directors as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any and all adjournments or postponements thereof. Only stockholders of record at that time are entitled to notice of and to vote at the Annual Meeting. The total number of shares of Common Stock outstanding on the Record Date was 7,943,277, which are the only securities of Bancorp entitled to vote at the Annual Meeting.

  General Voting Rules. Each stockholder of the Common Stock is entitled to cast one vote for each share of Common Stock held on the Record Date on all matters including the election of directors except that any stockholder that beneficially owns in excess of 10 percent (the "Limit") of the then outstanding shares of Common Stock is not entitled to vote shares in excess of the Limit.

  In order for any of the proposals considered at the Annual Meeting to be approved by Bancorp's stockholders, the holders of a majority of the shares of Bancorp Common Stock entitled to vote must constitute a quorum by being present at the meeting, either in person or through a proxy, regardless of whether such stockholders vote their shares. However, shares in excess of the Limit are not considered present for purposes of determining a quorum. With respect to proposals other than the election of directors, a majority of shares voted must be for approval. The directors must be elected by a plurality of the shares voted.

  In determining the percentage of shares that have been affirmatively voted for a particular proposal, the affirmative votes are measured against the votes for and against the proposal plus the abstentions from voting on the proposal. A stockholder may abstain from voting on any proposal other than the election of the directors, and shares for which the holders abstain from voting are not considered to be votes affirmatively cast. Thus, abstaining will have the effect of a vote against a proposal.

  A director is elected by an affirmative vote of the plurality of the quorum of shares of Common Stock present at the Annual Meeting that are entitled to vote on the election of the director. With regard to the election of the director, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect.

        2 continued and 3
Shares Held Through a Broker. Bancorp Common Stock is listed for trading on the Nasdaq Stock Market. Under the rules of the National Association of Securities Dealers (the "NASD"), member brokers who hold shares of Common Stock in the broker's name for customers are required to forward, along with certain other information, signed proxy cards to the customers for them to complete and send to Bancorp, and such brokers may only vote shares of Common Stock if the brokers are the beneficial owners or hold them in a fiduciary capacity with the power to vote. Notwithstanding the restrictions on voting of the NASD rules, if a NASD member broker is also a member of a national securities exchange, then the broker can vote the shares of Common Stock held for customers in accordance with the rules of that exchange. Under the rules of the New York Stock Exchange, Inc. ("NYSE"), for example, NYSE member brokers who have not received direction on voting from their customers can vote shares of Common Stock held for a customer on certain routine matters (as specified by the NYSE).

  When a broker does not vote shares held for customers, it is referred to as a "broker non-vote" (customer directed abstentions are directions to the broker and therefore do not cause broker non-votes). Broker non-votes generally do not affect the determination of whether a quorum is present at the Annual Meeting because typically some of the shares held in the broker's name have usually been voted on at least some proposals, and therefore, all of the shares held by the broker are considered present at the Annual Meeting. Under applicable Delaware law, a broker non-vote will have no effect on any proposal presented at the Annual Meeting, including the election of directors.

  All shares of Common Stock represented at the Annual Meeting by proxies solicited hereunder will be voted in accordance with the specifications made by the stockholders executing such proxies. If a properly executed and unrevoked proxy solicited hereunder does not specify how the shares represented thereby are to be voted, such shares will be voted FOR the election as director of the person nominated by the Board of Directors, FOR the ratification of the Board of Directors' selection of independent accountants for the short fiscal year ending December 31, 1998, and in accordance with the discretion of the persons appointed proxy for such shares upon such other matters as may properly come before the Annual Meeting.

                 PROPOSAL 1. ELECTION OF DIRECTOR

  The number of directors constituting Bancorp's Board of Directors is five. The By-laws classify the Bancorp Board into three classes and stagger the terms of each class to expire in different years. The term of office of one class of directors expires each year in rotation so that the class is up for election at each annual meeting of stockholders for a full three-year term. The term of one of the present directors is expiring at this Annual Meeting.



        3 continued and 4


  The director elected at the Annual Meeting will hold office for a three-year term expiring in 2001 or until his successor is elected and qualified. Bancorp expects that the other directors will continue in office for the remainder of their terms. The Nominee for director has indicated that he is willing and able to serve as director if elected and has consented to being named as nominee in this Proxy Statement. If any Board Nominee should for any reason become unavailable for election, it is intended that the proxies will be voted for such substitute nominee as shall be designated by the present Board of Directors, unless the proxies direct otherwise.

Nominee to Serve a Three-Year Term Expiring at the 2001 Annual Meeting

  William V. Turner, age 66, has served as the Chairman of the Board and Chief Executive Officer of Great Southern since 1974 and President of Great Southern from 1974 to 1997. Mr. W. Turner has served in similar capacities of Bancorp since incorporation in 1989. Mr. W. Turner has also served as Chairman of the Board and President of Great Southern Financial Corporation (an affiliate of Bancorp) since incorporation in 1974, Chairman of the Board and President of Appraisal Services, Inc. (an affiliate of Bancorp) since incorporation in 1976 and Chairman of the Board of Great Southern Capital Management, Inc. (an affiliate of Bancorp) since its formation in 1988. Mr. W. Turner is the father of Joseph W. Turner who is a director, and Executive Vice President and General Counsel of Bancorp and President and General Counsel for Great Southern.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE
NOMINEE NAMED IN THIS PROXY STATEMENT.


                      THE BOARD OF DIRECTORS

Information with Respect to the Continuing Directors

  In addition to the nominee proposed to serve on the Bancorp Board of Directors, the following individuals are also members of the Bancorp Board, for a term ending on the date of the annual meeting of stockholders in the year indicated. The principal occupation and business experience for the last five years and certain other information with respect to each continuing director of Bancorp is set forth below. The information concerning the continuing directors has been furnished by them to Bancorp.








       4 continued


Directors Serving a Three-Year Term Expiring at the 2000 Annual
Meeting

  William K. Powell, age 76, was elected a Director of Great Southern in 1965 and Bancorp in 1989. Mr. Powell is President of Herrman Lumber Company in Springfield, Missouri, where he has served since 1947. Mr. Powell is also President of United Mill Works, Inc. and Herrman Realty Company in Springfield, Missouri, both of which were founded by him in 1951. None of these entities are affiliated with Bancorp.

  Joseph W. Turner, age 34, joined Bancorp in 1995. He has been employed by Great Southern since 1991. He currently serves as Executive Vice President and General Counsel for Bancorp and President and General Counsel for Great Southern. Prior to joining Great Southern Mr. J. Turner was an attorney with the Kansas City, Missouri law firm of Stinson, Mag and Fizzell. Mr. J. Turner is the son of William V. Turner.

Directors Serving a Three-Year Term Expiring at the 1999 Annual
Meeting

  William E. Barclay, age 68 was elected a Director of Great Southern in 1975 and Bancorp in 1989. Mr. Barclay is the founder and has served as President of Auto-Magic Full Service Car Washes in Springfield, Missouri since 1962. Mr. Barclay also founded Barclay Love Oil Company in Springfield, Missouri in 1964 and founded a chain of Ye Ole Buggy Bath Self-Service Car Washes in Springfield, Missouri in 1978 and opened a franchise of Jiffy Lube in Springfield, Missouri in 1987. None of these entities are affiliated with Bancorp.

  Larry D. Frazier, age 61, was elected a Director of Great Southern and Bancorp in May 1992. Mr. Frazier was elected a Director of Great Southern Financial Corporation (an affiliate of Bancorp) in 1976, where he served until his election as Director of Great Southern and Bancorp. Mr. Frazier is President and Chief Executive Officer of White River Valley Electric Cooperative in Branson, Missouri where he has served since 1975. This entity is not affiliated with Bancorp.













        4 continued and 5

                   DIRECTORS' MEETINGS AND COMMITTEES OF
                         THE BOARD OF DIRECTORS

Meetings of the Board and Committees of the Board

  The Board of Directors of Bancorp meets monthly and may have additional special meetings upon the request of one third of the directors then in office (rounded up to the nearest whole number) or upon the request of the President. The Board of Directors of Bancorp is authorized to appoint various committees and has formed the Audit Committee, the Business Development Committee, the Compensation Committee and the Stock Option Committee. The Board of Directors has not formed a nominating or any other committees. The Board of Directors of Bancorp held 16 meetings during the last fiscal year. During the last fiscal year, none of the directors attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served.

  Bancorp has an Audit Committee of the Board of Directors, consisting entirely of outside directors whose members are: Powell (Chairman), Frazier and Barclay. The Audit Committee held one meeting during the last fiscal year. The Audit Committee reviews the adequacy of the structure of Bancorp's financial organization and the proper implementation of the financial and accounting policies of Bancorp. The Audit Committee also reviews with Bancorp's outside auditors the scope of the audit prior to its commencement and the results of the audit before the Annual Report to the Stockholders is published. More specifically, the Audit Committee (a) reviews Bancorp's accounting and financial policies and procedures with emphasis on any major changes during the year, (b) reviews the results of the audit for significant items and inquires as to whether the outside auditors are completely satisfied with the audit results, discussing any recommendations and comments the auditors may have, (c) reviews the relationship between Bancorp's internal auditors and the outside auditors, the adequacy of the internal audit staff, and the utilization of the internal audit staff, and the utilization of the internal auditors to expedite the audit and minimize the audit fee, (d) ascertains the degree of cooperation of Bancorp's financial and accounting personnel with the outside auditors, and (e) recommends to Bancorp's Board of Directors the independent auditors for Bancorp and its subsidiaries.

  The Stock Option Committee is comprised of Directors Frazier
(Chairman), Barclay and Powell. The Committee held four meetings in Fiscal Year 1998 and will meet as necessary to consider proposals for the granting of Incentive Stock Options and other awards to employees.






        5 continued

  The Compensation Committee, which consists solely of disinterested outside directors, is comprised of Directors Barclay (Chairman), Frazier and Powell. The Compensation Committee is responsible for reviewing and evaluating executive compensation and administering the compensation and benefit programs of Bancorp and its subsidiaries.
The Committee met one time in Fiscal Year 1998. Bancorp's Compensation Committee's Report on Executive Compensation is set forth under "Executive Compensation."

  The Business Development Committee is comprised of Director Barclay and various employees of the Bancorp and its subsidiaries. The Committee met three times during the last fiscal year. The purpose of the Business Development Committee is to establish objectives and methods of developing new customers, primarily in the commercial lending area.

Directors' Compensation

  Directors of Bancorp receive a monthly fee of $250, which is the only compensation paid to such directors by Bancorp. Directors of Great Southern receive a monthly fee of $1,250 except the Chairman of the Board of Directors who receives a monthly fee of $1,650. The Director of Great Southern Financial Corporation, Great Southern Capital Management, Inc. and Appraisal Services, Inc. who is William
V. Turner, receives a monthly fee of $600, $0 and $100, respectively for his service on such boards. The directors of Bancorp and its subsidiaries are not paid any fees for committee service other than the Business Development Committee which pays a monthly fee of $200 and are not reimbursed for their costs in attending the Board of Directors or any committee meetings.

Board of Directors of Subsidiaries

  Bancorp, as sole stockholder, elects the directors of its subsidiaries. Currently, William K. Powell, William E. Barclay, Larry
D. Frazier, William V. Turner, Joseph W. Turner, Don M. Gibson and Albert F. Turner serve as directors of Great Southern Bank ("Great Southern"), and Mr. William V. Turner is the sole director of Bancorp's other subsidiaries. The directors of Great Southern and Bancorp's other subsidiaries also serve until their successors are elected and qualified, or as otherwise provided in the respective company's bylaws.

Indebtedness of Management and Transactions with Certain Related
Persons







        5 continued and 6
  Great Southern, like many financial institutions, has from time to time extended loans to its officers, directors and employees, generally for the financing of their personal residences, at favorable interest rates. Generally, residential loans have been granted at interest rates 1% above Great Southern's cost of funds, subject to annual adjustments. These loans have been made in the ordinary course of business, on substantially the same terms and collateral as those of comparable transactions prevailing at the time, and, in the opinion of management, do not involve more than the normal risk of collectibility or present other unfavorable features. All loans by Great Southern to its directors and executive officers are subject to OTS regulations restricting loans and other transactions with affiliated persons of Great Southern. From August, 1989 to August 1996, all such transactions were made on terms and conditions, including interest rates, comparable to those for similar transactions with non-affiliates. Great Southern may also grant loans to officers, directors and employees, their related interest and their immediate family members in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those rates prevailing at the time for comparable transactions with other persons which, in the opinion of management, did not involve more than the normal risk of collectibility or present other unfavorable features.

  No directors, executive officers or their affiliates, had aggregate indebtedness to Great Southern on such below market rate loans exceeding $60,000 at any time since July 1, 1997 except as noted below.

                                                                       Largest Amount
                                                                         Outstanding     Interest
                                                   Date of    Since       Balance as      Rate at
      Name                     Position              Loan     7/1/97      of 6/30/98      6/30/98     Type
-----------------  ------------------------------  --------  --------  ---------------   --------  ---------
William V. Turner  Chairman, President and CEO     08/30/95  $329,373     $324,949        5.73%     Home Mortgage

Don M. Gibson      Executive Vice President, COO,  12/30/97  $220,000     $218,836        5.73%     Home Mortgage
                     CFO and Secretary             08/27/90  $119,829           --         n/a      Rental House
                                                   08/09/79  $143,169           --         n/a      Home Mortgage

Joseph W. Turner   Executive Vice President and    10/08/97  $256,000     $254,127        5.82%     Home Mortgage
                     General Counsel               09/27/94  $194,129           --         n/a      Home Mortgage
                                                   05/29/98  $120,066     $120,066        8.50%     Home Equity Loan

Richard L. Wilson  Senior Vice President and       02/06/98  $413,600     $411,343        5.38%     Home Mortgage
                     Controller of Great           07/31/96  $100,214     $199,070        8.38%     Home Mortgage
                     Southern Bank

Steven G. Mitchem  First Vice President and Senior 10/14/93   $54,750           --        6.63%     Home Mortgage
                     Lending Officer of Great      06/30/98  $265,000     $265,000        5.63%     Home Mortgage
                     Southern Bank

        6 continued
                         EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table sets forth information concerning the compensation of the Chief Executive Officer and the other executive officers who served in such capacities during the fiscal year ended June 30, 1998 with compensation of $100,000 or more.

                                                                                   Long-Term
                                                                                  Compensation
                                      Annual Compensation                            Awards
                                ---------------------------------                   ---------
                                                                      Other Annual  Options/ All Other
             Name and                       Salary         Bonus      Compensation    SARs      Compensation
        Principal Position       Year        ($)            ($)          ($)(1)      (#)(2)        ($)(3)
------------------------------------------------------------------------------------------------------------
William V. Turner                1998      289,593        191,732        42,229        7,500        5,290
  Chairman of the Board,         1997      263,394        131,951        47,632       30,000        3,632
    President and Chief          1996      262,208        187,863        47,154       30,000        2,850
    Executive Officer

Don M. Gibson                    1998      162,706             --         2,255        5,000        5,150
  Executive Vice President,      1997      138,321             --         2,411       15,000        3,596
    Chief Operating Officer and  1996      129,835             --         2,294       15,000        2,466
    Chief Financial Officer

Joseph W. Turner                 1998      145,000             --         3,665        5,000        4,611
  Executive Vice President       1997      122,583             --         3,516       15,000        3,130
    and General Counsel          1996      105,000             --         1,993       15,000        2,085
----------------------------------------

(1)1998 Includes (a) directors fees paid to Mr. W. Turner by Bancorp and its subsidiaries totalling $31,200; (b) country club dues and expenses (Mr. W. Turner $6,714, Mr. Gibson $1,657 and Mr. J. Turner $2,515); (c) $195 of health club dues each paid for Messrs. Gibson and
J. Turner; (d) tickets to sporting and other events of $4,255 for Mr.
W. Turner and (e) physical examination costs for Mr. W. Turner of $60 and Mr. Gibson of $403 and Mr. J. Turner of $955.

(2)Option numbers have been adjusted to reflect the October 21, 1996 2-for-1 stock split, where applicable.

(3)1998 Includes (a) company matching contributions to Bancorp's 401K Plan (Mr. W. Turner $4,750, Mr. Gibson $4,610 and Mr. J. Turner $4,071); and (b) term life insurance premiums paid by Great Southern for the benefit of Messrs. W. Turner, Gibson, and J. Turner of $540 each.

Option Grants During the Fiscal Year Ended June 30, 1998

  The following table sets forth options to acquire shares of Bancorp's Common Stock which were granted to the executive officers named in the Summary Compensation Table during the Fiscal Year 1998.

                                                        OPTION GRANTS IN 1998

                                                         Individual Grants
                ------------------------------------------------------------------------------------------
                                                                                      Potential Realizable
                       Number of               % of                                     Value at Assumed
                       Securities         Total Options                                  Annual Rate of
                       Underlying           Granted to      Exercise or                   Stock Price
                    Options Granted       All Employees      Base Price   Expiration    Appreciation for
Name             (number of shares)(1)       in 1998       ($ per share)     Date         Option Term
---------------- ---------------------   ---------------   -------------  ----------- ---------------------
                                                                                         5%         10%
                                                                                      ---------   ---------
William V. Turner       7,500               14.0%          $18.70         8-20-2002     $88,202    $223,522
Don M. Gibson           5,000                9.3            17.00         8-20-2007      53,456     135,468
Joseph W. Turner        5,000                9.3            18.70         8-20-2002      58,802     149,015

(1)  Shares for William V. Turner and Joseph W. Turner vest 25% per year after a one year holding period beginning on the date of the grant (August 20, 1997). Shares for Don M. Gibson vest 25% per year after a two year holding period beginning on the date of the grant (August 20, 1997).






















        7 continued
Option Exercises and Fiscal Year-End Values

The following table sets forth all stock options exercised by the named executives during the fiscal year ended June 30, 1998 and the number and value of unexercised options held by such executive officers at the fiscal year-end.

                                               Number of Securities            Value of Unexercised
                                              Underlying Unexercised               in-the-money
                   Shares                   Options at Fiscal Year-End     Options at Fiscal Year-End (2)
                 Acquired on     Value       ---------------------------     -----------------------------
                   Exercise    Realized(1)   Exercisable   Unexercisable     Exercisable     Unexercisable
                 -----------   ------------  -----------   -------------     -----------     -------------
William V. Turner   6,640        $ 154,380     50,652         45,000         $  940,914        $456,098
Don M. Gibson           0        $       0      3,750         31,250         $   54,139        $363,666
Joseph W. Turner    1,160        $  26,100     17,810         23,750         $  277,893        $236,393

(1) Value realized is calculated based on the difference between the option exercise price and the closing market price of Bancorp's Common Stock on the date of exercise multiplied by the number of shares to which the exercise relates.
(2) The value of unexercised options was calculated at a per share price of $25.375 less the exercise price per share. The closing price of Bancorp's Common Stock as reported on the NASDAQ National Market System on June 30, 1998 was $25.375 per share.

Employment Agreements

  William V. Turner, Don M. Gibson and Joseph W. Turner (the "Employees") have entered into employment agreements with Great Southern (the "Employment Agreements"). The Employment Agreements provide that Great Southern may terminate the employment of any of the Employees for "cause," as defined in the Employment Agreements, at any time. The Employment Agreements also provide that in the event Great Southern chooses to terminate the employment of any of the Employees for reasons other than for cause, or in the event any of the Employees resigns from Great Southern upon the failure of the Great Southern Board of Directors to reelect any of the Employees to his current office or upon a material lessening of his functions, duties or responsibilities, such employee would be entitled to the payments owed for the remaining term of the agreement. If the employment of any of the Employees is terminated in connection with or within 12 months of a "change in control" of Great Southern or Bancorp, each of the Employees would be entitled to (i) a lump sum payment equal to 299% of the employee's base amount of compensation as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and (ii) continued payment of his salary under the applicable Employment Agreement for the term of the agreement. If Messrs. W. Turner, Gibson and J. Turner had been entitled to the lump sum payments described in clause (i) of the
        7 continued and 8
preceding sentence as of June 30, 1998, such payments would have amounted to $1,216,727, $378,839 and $295,501, respectively.

Benefits

  Pension Plan. Great Southern's employees are included in the Pentegra Retirement Fund, a multiple employer comprehensive pension plan. This noncontributory defined benefit retirement plan covers all employees who have met minimum service requirements.

The following table illustrates annual pension benefits payable upon retirement, subject to limits established by Federal law, based on various levels of compensation and years of service and assuming payment in the form of a straight-life annuity. Covered compensation includes all regular and overtime pay excluding bonuses and commissions. At June 30, 1998, Messrs. W. Turner, Gibson and J. Turner had 23, 22 and 6 years, respectively, of credited service under the pension plan. Since the pension plan is fully funded, there were no contributions during the Fiscal Year 1998 for Messrs. W. Turner, Gibson and J. Turner.

    Average Annual
 Covered Compensation                Years of Service
 --------------------  -----------------------------------------------
                          10        20           30            40
                       -------  ----------- -------------  -----------
 $ 50,000              $10,000  $ 20,000     $  30,000     $ 40,000
  100,000               20,000    40,000        60,000       80,000
  150,000               30,000    60,000        90,000      120,000
  200,000               40,000    80,000       120,000      130,000(1)
  250,000               50,000   100,000       130,000(1)   130,000(1)
  300,000               60,000   120,000       130,000(1)   130,000(1)
  350,000               70,000   130,000(1)    130,000(1)   130,000(1)
------------------
(1)The maximum retirement benefit currently permitted by federal law is $130,000 per year for this type of plan.

Report on Executive Compensation(1)

  General. The Compensation Committee (the "Committee") of Bancorp, which consists solely of disinterested outside directors, administers the compensation and benefit programs of Bancorp and its subsidiaries and determines the compensation of senior management. The Committee is responsible for setting and administering the policies which govern annual compensation. During Fiscal Year 1998, the compensation of Great Southern's executive officers was based upon the recommendations of the Committee, consisting of Directors Barclay, Powell and Frazier, whose recommendations were reviewed by the full Board of Directors. The Committee met one time during Fiscal Year 1998.



        8 continued and 9
  Historically, the compensation of executive officers at Great Southern was cash compensation based on levels of individual performance. As part of the conversion from a mutual thrift to a stock thrift in December 1989 (the "Conversion"), the Board of Directors of Bancorp adopted certain employment contracts, employment termination agreements and stock option plans in recognition of management's success in resolving problem assets and responding to the impact of adverse regulatory changes. Following the Conversion, the Committee focused its evaluation of executive compensation to include operating performance and the creation of shareholder value. The Committee recognizes that the stock form of ownership provides equity-based compensation opportunities, such as stock options, that create management incentives for increased earnings and stock appreciation. The Committee believes that these equity-based compensation programs are essential to attract, motivate and retain executives of outstanding abilities.

  During Fiscal Year 1998, the Committee evaluated executive compensation with the intent of meeting the following objectives:
  -- maintain the financial strength, safety and soundness of Bancorp and Great Southern;
  -- reward and retain key personnel by compensating them at the middle to upper levels of compensation for comparable financial institutions;
  -- focus management on long term goals through long-term incentives; -- contain fixed costs by de-emphasizing fixed pay while emphasizing variable pay based on performance;
  -- provide fair, reasonable and competitive base salaries;
  -- provide the opportunity to earn additional compensation if Bancorp's stockholders experience long-term increases in the value of Bancorp stock; and
  -- emphasize long-term stock ownership of Bancorp stock by executive officers.
-------------------
(1) The Bancorp Compensation Committee Report on Executive Compensation and the Stock Performance Graph included herein shall not be incorporated by reference into any filings under the Securities Act of 1933 or the Exchange Act, either as amended, notwithstanding the incorporation by reference of the Proxy Statement into any such filings.

  In addition to base salary, annual bonus and stock options, the Committee also takes into account the full compensation package afforded by Bancorp to the individual, including pension benefits, supplemental retirement benefits, termination agreements, insurance and other benefits.







        9 continued
  Base Salaries. The Committee has reviewed the salary arrangements pursuant to employment contracts for the President and Chief Executive Officer ("CEO"), the Executive Vice President and Chief Operating Officer and the Executive Vice President and General Counsel. These contracts reflect a base salary level commensurate with the duties and responsibilities of senior executives of a publicly held thrift holding company. In establishing the base salary for Mr. W. Turner, the Committee considered the CEO's responsibilities associated with the continued success of Bancorp since Conversion. For the other executives listed in the compensation table and the other executive officers, the Committee took into account the responsibilities of the position and the experience level of the individual executive and the financial performance of Bancorp. The evaluation of individual performance is an inherently subjective process.

  Bonus. Bancorp's CEO is also eligible to receive an annual cash bonus based on the calendar year performance of Great Southern. To determine the bonus, the Committee reviews actual financial performance based on levels of return on equity, return on assets, peer comparisons and overall financial results of Bancorp. Payment of any incentive compensation thereunder is subject to compliance with all applicable capital requirements and conditions and qualifications established by the Board of Directors. The current bonus plan is one percent of pre-tax calendar year net income of Great Southern and two percent of pre-tax calendar year net income of Great Southern Financial Corporation.

  In calendar year 1997, Great Southern achieved record core earnings and record asset levels. Based on these results, Mr. W. Turner was awarded a bonus of $174,000 compared to a bonus of $149,000 in calendar year 1996.

  Option Plans. In 1989, Bancorp's stockholders approved the Bancorp's 1989 Stock Option Plan and in 1997 Bancorp's stockholders approved the Bancorp's 1997 Stock Option Plan. Both are an integral part of the executive compensation program. The plans are designed to encourage ownership and retention of Bancorp's stock by key employees as well as non-employee members of the Board of Directors. Through the stock options available under the plans, the objective of aligning key employees' long-range interest with those of stockholders may be met by providing key employees with the opportunity to build, through the achievement of corporate goals, a meaningful stake in Bancorp. The Stock Option Committee, consisting of Directors Albert Turner, Barclay and Powell considers additional options each year as needed to attract and retain employees. The Stock Option Committee, with the approval of the Board of Directors, awarded the following options in Fiscal Year 1998: William V. Turner 7,500; Don M. Gibson 5,000 and Joseph W. Turner 5,000. Further detail about the options granted in 1998 can be found under the table "Option Grants in 1998".

Dated as of August 19, 1998
Compensation Committee
           WILLIAM E. BARCLAY    WILLIAM K. POWELL    LARRY D. FRAZIER
        10 and 11
Stock Performance Graph

  The following graph sets forth the yearly percentage change in the cumulative total stockholder return in the Company's Common Stock for the five fiscal years ended June 30, 1998 compared with the cumulative total returns of the NASDAQ U.S. Stock Index and the NASDAQ Financial Stocks Index for the same periods. The graph assumes $100 invested in the Company's common stock on June 30, 1993. Total return also assumes reinvestment of dividends.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN


(This graph compared Great Southern Bancorp, Inc. to NASDAQ US Companies and NASDAQ Financial. The graph shows Great Southern Bancorp, Inc. was a much better performer than these two indices in the last five years. The amounts plotted on the graph are as follows:

                        6/93    6/94    6/95    6/96    6/97    6/98
                        ----    ----    ----    ----    ----    ----
  Great Southern        100     167     223     328     394     632
  NASDAQ US Companies   100     101     135     173     210     278
  NASDAQ Financial      100     113     129     168     246     319)


       PRINCIPAL STOCKHOLDERS AND STOCKHOLDINGS OF MANAGEMENT

  The following table sets forth certain information as of the Record Date as to those persons believed by management of Bancorp to be beneficial owners of more than five percent of Bancorp's outstanding shares of Common Stock. Persons, legal or natural, and groups beneficially owning in excess of five percent of Bancorp's Common Stock are required to file certain reports regarding such ownership with Bancorp and with the United States Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Where appropriate, historical information set forth below is based on the most recent
Schedule 13D or 13G filed on behalf of such person with Bancorp. Other than those persons listed below, management is not aware of any person or group that owns more than five percent of Bancorp's Common Stock as of the Record Date. The holders have sole voting and dispositive power, unless otherwise noted.

Name and Address               Amount and                 Percent of
of Beneficial Owner    Nature of Beneficial Ownership(1)(4)  Class(2)
--------------------   ------------------------------------ ----------
William V. Turner                1,051,872(3)               13.13%
Ann S. Turner
Turner Family Limited Partnership
925 St. Andrews Circle
Springfield, MO 65809


        11 continued

Robert M. Mahoney                  486,184                   6.12
Joyce B. Mahoney
Tri-States Service Company
909 E. Trafficway
Springfield, MO 65802

Earl A. Steinert, Jr.              460,500                   5.80
1736 E. Sunshine
Springfield, MO 65804

S&B Goodman Nominee Trust          400,000                   5.04
7732 A Lexington Club Blvd
Delray Beach, FL 33446

Sidney A. Goodman                  400,000                   5.04
7732 A Lexington Club Blvd
Delray Beach, FL 33446

Barbara P. Goodman                 400,000                   5.04
7732 A Lexington Club Blvd
Delray Beach, FL 33446
------------------
(1) Under Rule 13d-3 under the Exchange Act, share amounts shown for Bancorp's officers and directors include shares that they may acquire upon the exercise of options that are exercisable at the Record Date or will become exercisable within 60 days of such date. The holders may disclaim beneficial ownership of the included shares which are owned by or with family members, trusts or other entities.
(2) The percentage ownership is based on the number of shares outstanding as of the Record Date.
(3) This figure includes 67,527 shares which may be acquired through option exercises by William V. Turner. This figure also includes 33,617 shares held in various capacities by Ann S. Turner, Mr. W. Turner's wife, which Mr. W. Turner may be deemed to beneficially own, 24,826 shares held by the Turner Family Foundation which Mr. and Mrs. Turner may be deemed to beneficially own and 783,012 shares held by the Turner Family Limited Partnership which Mr. and Mrs. W. Turner may be deemed to beneficially own. Mr. W. Turner disclaims beneficial ownership as to shares beneficially owned by Ann S. Turner and the Turner Family Foundation. This figure also includes 142,890 shares held in various capacities by William V. Turner, Mrs. Turner's husband, which Mrs. Turner may be deemed to beneficially own. Mrs. Turner disclaims beneficial ownership as to shares beneficially owned by William V. Turner and the Turner Family Foundation.








        11 continued and 12
(4) Due to the rules for determining beneficial ownership, the same securities may be attributed as being beneficially owned by more than one person. These disclosures are based on: (i) a 13D filing dated October 20, 1994 by William V. Turner, Ann S. Turner and the Turner Family Limited Partnership; (ii) a 13D filing dated November 11, 1994 by Earl A. Steinert, Jr.; (iii) a 13D filing dated April 22, 1997 by Robert M. Mahoney, Joyce B. Mahoney and Tri-States Service Company;
(iv) a 13G filing dated July 17, 1998 by S&B Goodman Nominee Trust;
(v) a 13G filing dated July 17, 1998 by Sidney A. Goodman; and (vi) a 13G filing dated July 17, 1998 by Barbara P. Goodman.

Stock Ownership of Management

  The following table sets forth information as of the Record Date, as to shares of Common Stock beneficially owned by the directors and nominees named under "Election of Directors" and "The Board of Directors" above, the executive officers named in the Summary Compensation Table above and the directors and all executive officers of Bancorp as a group. Each beneficial owner listed has sole voting and dispositive power with respect to the shares of Common Stock reported, except as otherwise indicated.

                                Amount and                Percent of
     Name             Nature of Beneficial Ownership(1)  Class
-------------- ------------------------ --------
William V. Turner              1,051,872(2)                13.13%
William E. Barclay                55,596(3)                  .70
Larry D. Frazier                  62,500                     .79
William K. Powell                194,940                    2.45
Albert F. Turner                  46,122(4)                  .58
Don M. Gibson                    313,377(5)                 3.94
Joseph W. Turner                  48,356(6)                  .61
Directors and Executive
  Officers as a Group
 (9 persons)                   1,879,115(7)                23.31
-----------------
(1) Under Rule 13d-3 under the Exchange Act, share amounts shown for Bancorp's officers and directors include shares that they may acquire upon the exercise of options that are exercisable at the Record Date or will become exercisable within 60 days of such date. The holders may disclaim beneficial ownership of the included shares which are owned by or with family members, trusts or other entities.
(2) For a detailed discussion of the nature of Mr. W. Turner's ownership, see Footnote 1 to the table of beneficial owners set out above.
(3) Mr. Barclay shares voting and dispositive power with his spouse with respect to all shares.
(4) Mr. Albert Turner shares voting and dispositive power with his spouse with respect to all shares.
(5) The figure includes 11,250 shares that may be acquired through option exercises.
(6) This figure includes 26,560 shares that may be acquired through option exercises.
        12 continued and 13
(7) The figure includes 116,837 shares that may be acquired through option exercises by all directors and executive officers as a group.

       PROPOSAL 2. RATIFICATION OF INDEPENDENT AUDITORS

  Bancorp's and its subsidiaries' independent auditors for the fiscal year ended June 30, 1998 were Baird, Kurtz and Dobson. In conjunction with Bancorp's conversion to a bank holding company on June 30, 1998, Bancorp's Board of Directors changed Bancorp's accounting and tax years to a calendar year basis beginning January 1, 1999. To transition from the current fiscal year ended June 30, 1998 to the calendar year 1999, Bancorp will have a short fiscal year ending December 31, 1998 that will include the six months from July 1, 1998 to December 31, 1998. Bancorp's Board of Directors, upon the recommendation of its Audit Committee, has selected Baird, Kurtz and Dobson to continue as independent auditors for Bancorp and its subsidiaries for the short fiscal year ending December 31, 1998, subject to ratification of such appointment by the stockholders. A representative of Baird, Kurtz and Dobson is expected to attend the Annual Meeting and will be given an opportunity to make a statement if such representative desires to do so and will also be available to respond to appropriate questions from stockholders present at the Annual Meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF BAIRD, KURTZ AND DOBSON AS THE INDEPENDENT AUDITORS OF BANCORP.

Notice of Business to be Conducted at an Annual Meeting and Stockholder Nominations for Directors

  The Bylaws of Bancorp provide an advance notice procedure for certain business to be brought before the Annual Meeting by stockholders entitled to vote at the Annual Meeting. In order for a stockholder to properly bring business before the Annual Meeting, the stockholder must give written notice to the Secretary of Bancorp by the Deadline. The "Deadline" means the time that is thirty (30) days before the time originally fixed for such meeting; provided, however, that in the event that less than forty (40) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, the "Deadline" means the close of business on the tenth day following the date on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made. The notice must include the stockholder's name and address (as they appear in Bancorp's records), the number of shares owned by the stockholder, describe briefly the proposed business and the reasons for bringing the business before the Annual Meeting, and any material interest of the stockholder in the proposed business.





        13 continued
  The Bylaws also require certain advance notice for stockholder nominations of candidates to be a director of Bancorp. Only stockholders entitled to vote for the election of directors at a meeting of stockholders may nominate for such meeting candidates to be a director of Bancorp, and only persons who are nominated in accordance with the procedures set forth in the Bylaws shall be eligible for election as directors. The Bylaws specify that such nominations shall be made by timely notice in writing to the Secretary of Bancorp. To be timely, a stockholder's notice must be received at the principal executive offices of the Bancorp not less than 30 days prior to the date of the meeting; provided, however, that in the event that less than 40 days' notice or prior disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such stockholder's notice shall set forth (i) as to each person whom such stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and
(ii) as to the stockholder giving the notice (x) the name and address, as they appear on the Corporation's books, of such stockholder and (y) the class and number of shares of the Corporation's capital stock that are beneficially owned by such stockholder. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of Bancorp that information required to be set forth in a stockholder's notice of nomination which pertains to the nominee.

  Although the Bylaws do not give the Board of Directors any power to approve or disapprove of stockholder nominations for the election of directors or any other business desired by a stockholder to be conducted at the Annual Meeting, the Bylaws may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular meeting if the proper procedures are not followed, and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of Bancorp, even if the conduct of such business or such attempt might be beneficial to Bancorp and its stockholders.

Other Matters Which May Properly Come Before the Meeting

  The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than the proposals discussed in this Proxy Statement. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the Proxies of Bancorp to vote the shares represented thereby on such matters in accordance with their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Exchange Act requires Bancorp's directors, certain of its officers and persons who own more than ten percent of the Common Stock, to file reports detailing their ownership and changes of ownership in the Common Stock with the SEC and to furnish Bancorp with copies of all such ownership reports. Based solely on Bancorp's review of the copies of such ownership reports furnished to Bancorp, and written representations relative to the filing of certain forms, Bancorp is aware of one late filing for William V. Turner for two transactions occurring in December 1996 and January 1997, one late filing by Ann S. Turner for two transactions occurring in December 1996 and January 1997, and one late filing by Richard L. Wilson for one transaction in February 1997.

Stockholder Proposals

  As noted above, Bancorp changed its fiscal year end from June 30 to December 31 beginning December 31, 1998. Bancorp anticipates holding its 1999 Annual Meeting in April 1999 and anticipates mailing proxy materials for that meeting by approximately mid-March 1999. Accordingly, stockholders of Bancorp wishing to include proposals in the proxy materials in connection with the Annual Meeting of Bancorp to be held in 1999 must submit the same in writing so as to be received by the Secretary of Bancorp at the executive office of Bancorp on or before November 15, 1998. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholders' proposals and, as with any stockholder proposal (regardless of whether included in Bancorp's proxy materials), Bancorp's Certificate of Incorporation and Bylaws and Delaware law. Under the proxy rules, in the event that Bancorp receives notice of a stockholder proposal to take action at the next Annual Meeting that is not submitted for inclusion in Bancorp's proxy materials, or is submitted for inclusion but is properly excluded from such materials, the persons named in the form of proxy sent by Bancorp to its stockholders intend to exercise their discretion to vote on such proposal in accordance with their best judgement if notice of the proposal is not received at the executive office of Bancorp by the Deadline (as defined above, see "Notice of Business to be Conducted at an Annual Meeting and Stockholder Nominations for Directors"). In addition to the provision of the proxy rules regarding discretionary voting authority described in the preceding sentence, Bancorp's Bylaws provide that if notice of a stockholder proposal to take action at the next Annual Meeting is not received at the executive office of Bancorp by the Deadline, such proposal will not be recognized as a matter proper for submission to Bancorp's stockholders and will not be eligible for presentation at such meeting.






        14 continued
  A COPY OF BANCORP'S ANNUAL REPORT ON FORM 10-K FOR THE PERIOD ENDED JUNE 30, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCLUDING EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO THE SECRETARY, GREAT SOUTHERN BANCORP, INC., P.O. BOX 9009, SPRINGFIELD, MISSOURI 65808-9009. THE COMPANY WILL ALSO FURNISH TO SUCH STOCKHOLDERS A COPY OF ANY EXHIBIT TO THE FORM 10-K UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY AT THE ABOVE ADDRESS AND THE PAYMENT OF THE COMPANY'S REASONABLE EXPENSES IN FURNISHING SUCH EXHIBIT(S).

                              By Order of the Board of Directors


                              /s/ Don M. Gibson
                              Don M. Gibson, Secretary

Springfield, Missouri
September 21, 1998

  YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE
REQUESTED TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.






























        Proxy card

                                   PROXY
                        GREAT SOUTHERN BANCORP, INC.

/X/ PLEASE MARK VOTES AS IN THIS EXAMPLE

ANNUAL MEETING OF STOCKHOLDERS
OCTOBER 21, 1998

The undersigned hereby revokes all proxies previously given with respect to all shares of common stock, $.01 par value, of Great Southern Bancorp, Inc. ("Bancorp") which the undersigned is entitled to vote at the annual meeting of stockholders of Bancorp for the fiscal year ended June 30, 1998 (the "Annual Meeting") and appoints the official proxy committee of Bancorp, consisting of William K. Powell, William E. Barclay and Larry D. Frazier, each with full power of substitution, to act as attorneys-in-fact for the undersigned for the purpose of voting such stock at the Annual Meeting, to be held at The Missouri Sports Hall of Fame, 5051 S. Highland Springs Blvd., Springfield, Missouri on October 21, 1998, at 10:00 a.m., local time, and at any and all adjournments or postponements thereof, as fully and with the same effect as the undersigned might or could do if personally present as follows:

1. The election of 1 director:

                            For   Withhold
       WILLIAM V. TURNER    / /     / /

                                               For    Against  Abstain
2. The ratification of the selection of
   Baird, Kurtz and Dobson as independent
   auditors for the short fiscal year
   ending December 31, 1998.                   / /      / /       / /

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.              / /

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED
PROPOSALS.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE DEEMED TO CONFER AUTHORITY TO VOTE FOR ANY NOMINEE AND THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2.

This Proxy may be revoked in the manner described in the Proxy
Statement dated September 21, 1998, receipt of which is hereby acknowledged.
        Proxy card continued

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please be sure to sign and date     Date
this Proxy in the box below.
                                    ---------------
  ---------------------------------
   Stockholder sign above

  ---------------------------------
   Co-holder (if any) sign above

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Detach above card, sign, date and mail in postage paid envelope provided.

                    GREAT SOUTHERN BANCORP, INC.

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